Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291423

Prospectus Supplement No. 3

(To Prospectus dated December 15, 2025)

Terra Innovatum Global N.V.

Up to 5,475,593 Ordinary Shares Issuable Upon the Exercise of Warrants

Up to 94,804,436 Ordinary Shares

Up to 40,200,000 Ordinary Shares Issuable Upon the Mandatory Conversion of Outstanding Preferred Shares

This prospectus supplement no. 3 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 15, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-291423). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on July 2, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our ordinary shares, par value €0.01 per share (“Ordinary Shares”) are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “NKLR”. On July 2, 2026, the closing price of our Ordinary Shares as reported on Nasdaq was $4.62 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 16, 2026 (the “Form 10-K”), beginning on page 12 of the Form 10-K.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 6, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 16, 2026

Date of Report (Date of earliest event reported)

TERRA INNOVATUM GLOBAL N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-42901	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Via Matteo Trenta 117, Lucca, Italy	55100 LU
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +39 0583 55797

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value of €0.01 per share	NKLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

On June 16, 2026, the Board of Directors (the “Board”) of Terra Innovatum Global N.V. (the “Company”) appointed Joanna Lohkamp as an interim director, a member of the Audit Committee, and the chair of the Remuneration Committee, effective as of July 1, 2026. Ms. Lohkamp will serve as a non-executive director until the Company’s next annual general meeting of the shareholders.

There are no arrangements or understandings between Ms. Lohkamp and any other persons, pursuant to which Ms. Lohkamp was selected as a member of the Board. There are no family relationships between Ms. Lohkamp and any director or executive officer of the Company, and Ms. Lohkamp does not have any direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2026

TERRA INNOVATUM GLOBAL N.V.

	By:	/s/ Alessandro Petruzzi
	Name:	Alessandro Petruzzi
	Title:	Chief Executive Officer

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